As filed with the Securities and Exchange Commission on May 12, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MATTEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-1567322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Continental Boulevard

El Segundo, California 90245-5012

(Address of Principal Executive Offices) (Zip Code)

MATTEL, INC. 2010 EQUITY AND LONG-TERM COMPENSATION PLAN

(Full title of the plan)

Andrew M. Paalborg, Esq.

Vice President, Assistant General Counsel and Assistant Secretary

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

(Name and address of agent for service)

(310) 252-2000

(Telephone number, including area code, of agent for service)

Copy to:

Regina M. Schlatter, Esq.

Latham & Watkins LLP

650 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

(714) 540-1235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $1.00 per share	54,636,782	$21.97	$1,200,370,100.5	$85,586.39
Total	54,636782			$85,586.39

(1)	Represents shares of the registrant’s common stock (“Common Stock”) issuable under the Mattel, Inc. 2010 Equity and Long-Term Compensation Plan (the “2010 Plan”) as follows: 48 million shares of Common Stock, plus 6,636,782 shares of Common Stock which as of the date of the registrant’s 2010 annual stockholder meeting remained available for issuance under the registrant’s 2005 Equity Compensation Plan (“2005 Plan”). The number of shares of Common Stock remaining available for issuance under the registrant’s 2005 Equity Plan as of the 2010 annual stockholder meeting date assumes issuance of the maximum number of shares that may be earned as of December 31, 2009 under the Company’s Long-Term Incentive Program for the 2008-2010 performance period. If the maximum number of shares are not earned and issued, the remaining shares will be forfeited and will become available for issuance under the 2010 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without Mattel’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales price of Common Stock ($21.97), as reported on the Nasdaq Stock Market on May 7, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	Mattel’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c)	Mattel’s Current Reports on Form 8-K, dated March 1, 2010 and March 26, 2010; and

(d)	The description of Mattel’s Common Stock contained in Mattel’s Registration Statement on Form 8-A dated filed March 24, 1997, as amended by Mattel’s Current Reports on Form 8-K dated November 16, 1998 and May 21, 2007, including any subsequently filed amendments and reports updating such description.

All documents filed by Mattel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered hereby has been passed upon for Mattel by Andrew M. Paalborg, Esq., Vice President, Assistant General Counsel and Assistant Secretary of Mattel. Mr. Paalborg has participated in the registrant’s equity and long-term compensation plans and is eligible to participate in the 2010 Plan.

Item 6.	Indemnification of Directors and Officers.

Mattel has adopted provisions in its Restated Certificate of Incorporation (the “Certificate”), which require Mattel to indemnify “any and all persons whom it has the power to indemnify pursuant to the Delaware General Corporation Law” (the “DGCL”) against any and all expenses (including attorneys’ fees), judgments, fines, and amounts paid in defense and settlement in connection with certain matters to the fullest extent permitted by the DGCL. Section 145 of the DGCL gives Mattel the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mattel) by reason of the fact that the person is or was a director, officer, employee or agent of Mattel, or is or was serving at the request of Mattel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Certificate also empowers Mattel by action of its Board of Directors to purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement or other liability, whether or not Mattel would have the power to indemnify any such individual under the DGCL.

In addition, Mattel’s Amended and Restated Bylaws (the “Bylaws”) require that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of Mattel or is or was serving at the request of Mattel, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Mattel to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Mattel to provide broader indemnification rights than said law permitted Mattel to provide prior to such amendment) against all expense, liability and loss (including attorneys’

fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except for claims by such persons against Mattel for non-payment of expenses, liabilities and losses for which such person is indemnified under the Bylaws, Mattel shall indemnify such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by Mattel’s Board of Directors. The Bylaws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the Bylaws, entitle the persons to be indemnified to be reimbursed for the expenses of defending against actions to which they have been made a party in advance of final disposition or to be reimbursed for the expenses of prosecuting any claim against Mattel after final disposition, if such persons are successful, in whole or in part. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the Bylaws.

From time to time, Mattel has entered into and may enter into indemnity agreements, executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with its directors and senior officers.

The directors and officers of Mattel and its subsidiaries are insured under certain insurance policies against claims made during the period of the policies against liabilities arising out of claims for certain acts in their capacities as directors and officers of Mattel and its subsidiaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits on page 7.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on May 12, 2010.

MATTEL, INC., a Delaware corporation

By:	/s/ KEVIN M. FARR
Name:	Kevin M. Farr
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert A. Eckert, Robert Normile and Andrew M. Paalborg, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this Registration Statement to which this power of attorney is attached, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ ROBERT A. ECKERT Robert A. Eckert	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 12, 2010

/s/ KEVIN M. FARR Kevin M. Farr	Chief Financial Officer (principal financial officer)	May 12, 2010

/s/ H. SCOTT TOPHAM H. Scott Topham	Senior Vice President and Corporate Controller (principal accounting officer)	May 12, 2010

/s/ MICHAEL J. DOLAN Michael J. Dolan	Director	May 12, 2010

/s/ DR. FRANCES D. FERGUSSON Dr. Frances D. Fergusson	Director	May 12, 2010

/s/ TULLY M. FRIEDMAN Tully M. Friedman	Director	May 12, 2010

/s/ DOMINIC NG Dominic Ng	Director	May 12, 2010

/s/ VASANT M. PRABHU Vasant M. Prabhu	Director	May 12, 2010

/s/ DR. ANDREA L. RICH Dr. Andrea L. Rich	Director	May 12, 2010

/s/ RONALD L. SARGENT Ronald L. Sargent	Director	May 12, 2010

/s/ DEAN A. SCARBOROUGH Dean A. Scarborough	Director	May 12, 2010

/s/ CHRISTOPHER A. SINCLAIR Christopher A. Sinclair	Director	May 12, 2010

/s/ G. CRAIG SULLIVAN G. Craig Sullivan	Director	May 12, 2010

/s/ KATHY BRITTAIN WHITE Kathy Brittain White	Director	May 12, 2010

INDEX TO EXHIBITS

Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Specimen Stock Certificate with respect to Mattel’s Common Stock	10-Q	001-05647	4.0	August 3, 2007

+5.1	Opinion of Andrew M. Paalborg, Esq.

+23.1	Consent of PricewaterhouseCoopers LLP

+23.2	Consent of Andrew M. Paalborg, Esq. (included in Exhibit 5.1)

+24.1	Power of Attorney with respect to Mattel (included in signature pages.)

99.1	Mattel, Inc. 2010 Equity and Long-Term Compensation Plan	DEF 14A	001-05647	Appendix A	March 30, 2010

+	Filed herewith.